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                                                                    Exhibit 1(8)


                         FUND PARTICIPATION AGREEMENT
                         ----------------------------

     THIS AGREEMENT, is hereby entered into on this       day of          , 1997
by and among LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana for itself and on behalf of LINCOLN LIFE FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT F ("Account"), a separate account established by Lincoln National in accordance with the laws of the State of Indiana, and AMERICAN VARIABLE INSURANCE SERIES ("Fund"), an open-end management investment company organized under the laws of the State of Massachusetts.

                                  WITNESSETH:

     WHEREAS, the Account has been established by Lincoln National pursuant to the Indiana Insurance Code in connection with certain variable life insurance policies ("Policies") proposed to be issued to the public by Lincoln National; and

     WHEREAS, the Account is being registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the income, gains and losses, whether or not realized, from assets allocated to the Account are, in accordance with the applicable Policies, to be credited to or charged against such Account without regard to other income, gains or losses of Lincoln National; and

     WHEREAS, the Account is subdivided into various Subaccounts ("Subaccounts") under which income, gains and losses, whether or not realized, from assets allocated to each such Subaccount are, in accordance with the applicable Policies, to be credited to or charged against such Subaccounts without regard to other income, gains or losses of other Subaccounts of Lincoln National; and

     WHEREAS, the Fund is divided into various series ("Series"), each Series being subject to separate investment policies and restrictions which may not be changed without a majority vote of the shareholders of such Series; and

     WHEREAS, certain Series will serve as the underlying investment medium for certain Subaccounts; and

     WHEREAS, American Funds Distributors, Inc., the principal underwriter of the Policies to be funded by the Account, is a broker-dealer registered as such under the Securities Exchange Act of 1934;

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     NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Lincoln National, the Account, and the Fund hereby agree as follows:

     1. The Policies funded through the Account will provide for the allocation of net amounts among certain Subaccounts for investment in such shares of the Series as may be offered from time to time in the prospectus of the Policies. The selection of the particular Subaccount is to be made by the Policy owner, and such selection may be changed or premiums may be transferred among Subaccounts in accordance with the terms of the Policies.

     2. Fund shares to be made available to certain Subaccounts shall be sold by the respective Series and purchased by Lincoln National for the corresponding Subaccount at the net asset value (without the imposition of a sales load) next computed after receipt of each order by the Fund, as established in accordance with the provisions of the then current prospectus of the Fund. Orders concerning a particular Series shall be placed for such quantities and at such items as determined by Lincoln National to be necessary to meet the requirements of the Policies. Premium payments or withdrawal requests received by Lincoln National (or its designated agent) shall be deemed to have been received by the Fund's transfer agent for purposes of computing the share price for corresponding purchases and redemptions of shares of the Fund; provided that such payments or requests are communicated to the Fund's transfer agent not later than the time, and in the manner, designated by the Fund's transfer agent, on the business day next following such receipt by Lincoln National (or its designated agent).

     The Fund reserves the right to delay any transfer of its shares until the payment check has cleared. The Fund reserves the right to suspend sales if the Board of Trustees of the Fund deems it appropriate and in the best interests of the Fund or in response to the order of an appropriate regulatory authority.

     3. Transfer of the Fund's shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Series will be recorded in an appropriate title for the corresponding Subaccount on the books of Lincoln National. Lincoln National will provide to the Fund a list of Policy owners (and their addresses) upon written notice from any officer of the Fund or member of the Fund's Board.

     4. The Fund shall furnish notice promptly to Lincoln National of any dividend or distribution payable on any shares underlying Subaccounts. All of such dividends and distributions as are payable on shares of a Series recorded in the title for the corresponding Subaccount shall be automatically reinvested in additional shares of that Series. The Fund shall notify Lincoln National of the number of shares so issued.

     5. The Fund shall pay all its expenses incidental to its performance under this Agreement. The Fund shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by Lincoln National

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for the Subaccount. The Fund shall bear the expenses of the cost of registration of its shares, preparation of its prospectuses, proxy materials and reports, the printing and distribution of such items to each Policy owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required by any federal or state law, or taxes imposed upon the Series on the issue or transfer of the Fund's shares subject to this Agreement.

     6. Lincoln National shall make no representations concerning the Fund's shares except those contained in the then current prospectus of the Fund and in printed information subsequently issued on behalf of the Fund or approved in writing by the Fund as supplemental to such prospectus.

     7. It is understood among the parties to this Agreement that shares of the Fund may be offered to separate accounts of various insurance companies in addition to Lincoln National and in connection with insurance policies or contracts other than the Policies (this practice is herein described as "mixed and shared funding"). It is also understood among the parties that shares of the Series may be offered to other persons identified in paragraph f of Temporary Regulation Section 1.817-5T. The Fund and CRMC filed an application and an amendment thereto (file number 812-6393) (the "Application") for an order of the Securities and Exchange Commission, pursuant to Section 6(c) of the 1940 Act exempting the Fund and Capital Research and Management Company and certain life insurance companies from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Fund to be sold in connection with mixed and shared funding. The order was granted in SEC release no. IC-15899 (the "Order"), subject to certain conditions contained in the Application (the "Conditions"). The following is a summary of the Conditions as set forth in the Notice of Application and Opportunity for Hearing (SEC release no. IC-15233):

          (a) A majority of the Board of the Fund shall consist of persons who are not "interested persons" of the Fund as defined by the 1940 Act.

          (b) The Board of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between the interests of policy (or contract) owners of all separate accounts investing in the Fund.

          (c) Lincoln National shall report any potential or existing conflict to the Fund's Board.

          (d) The Board of the Fund shall promptly notify Lincoln National in writing of any irreconcilable material conflict and its implications.

          (e) If an irreconcilable material conflict exists, Lincoln National shall, to the extent practicable, take whatever steps are necessary to eliminate such a conflict.

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          (f) Lincoln National shall consider whether disclosure in the prospectus of the Policies regarding potential risks of mixed and shared funding is appropriate.

          (g) Lincoln National shall vote shares of the Fund in accordance with instructions received from the Policy owners whose Policy cash values are invested in shares of the Fund. Lincoln National shall vote shares of the Fund for which no instructions have been received in the same proportion as shares of the Fund for which instructions have been received from Policy owners.

          (h) Lincoln National and the Fund shall undertake to comply with any material applicable regulation of the Securities and Exchange Commission which may be adopted relating to mixed and shared funding (including applying for any additional exemptive relief, if necessary).

          (i) The Fund prospectus shall disclose that (1) shares of the Fund are offered to insurance company separate accounts funding both variable annuity and variable life insurance contracts, (2) interests of various contract owners participating in a Fund might be in conflict, and (3) the Board will monitor for the existence of any material conflicts and determine what action, if any, should be taken.

          Lincoln National hereby agrees to comply with all the Conditions, as applicable, and the Fund reaffirms its undertaking to comply with the Conditions. The provisions of this Section are not subject to termination pursuant to section 10 of this Agreement and shall remain in effect for as long as necessary to satisfy the Conditions.

     9. The Fund agrees to comply with the diversification requirements of Internal Revenue Code section 817(h) and any regulations thereunder.

     10.  This Agreement shall terminate:

          a. at the option of Lincoln National or of the Fund upon nine months' advance written notice to the other;

          b. at the option of Lincoln National upon institution of formal enforcement proceedings against the Fund by the Securities and Exchange Commission;

          c. upon a majority vote of the Policy owners having an interest in a particular Subaccount to substitute the shares of another investment company for the corresponding Fund shares in accordance with the terms of the Policies for which those Fund shares had been selected to serve as the underlying investment medium. Lincoln National will give 30 days' prior written

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              notice to the Fund of the date of any proposed vote to substitute shares; and

          d. in the event the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Policies issued or to be issued by Lincoln National. In such event, prompt notice shall be given by Lincoln National or the Fund to the other.

     11. Each notice required by this Agreement shall be given in writing and delivered via certified mail - return receipt requested.

     12. The obligations of the Fund under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund's assets. Lincoln National and the Account agree to look solely to the assets of the Fund for the satisfaction of any liability of the Fund with respect to this Agreement and will not seek recourse against the members of the Board or Trustees of the Fund, or its officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

     13. This Agreement shall be construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                       THE LINCOLN NATIONAL LIFE
                                       INSURANCE COMPANY FOR ITSELF AND
                                       ON BEHALF OF LINCOLN NATIONAL
                                       FLEXIBLE PREMIUM VARIABLE LIFE
                                       ACCOUNT F

Attest:


___________________________________    By ___________________________________


                                       AMERICAN VARIABLE INSURANCE SERIES

Attest:

___________________________________    By ___________________________________

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